Exhibit 10.2

This AWARD AGREEMENT, dated as of [DATE], 2020 (the "Date of Grant"), is delivered by Rite Aid Corporation (the "Company") to [NAME] (the "Grantee"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Rite Aid Corporation 2020 Omnibus Equity Plan (the "Plan"). This agreement evidences the awards made under Section 1 (collectively, the "Award"). Your Award will post to your Plan brokerage account no later than [DATE], 2020.

Award

•	Restricted Stock
Number of Shares:	XX,XXX
Vesting Schedule:	[[XX % on [DATE]
XX % on [DATE]
XX % on [DATE]]

•	Performance Units
Number of Performance Units:	XX,XXX

Performance Metrics:

Performance Units Vesting and Settlement:	•	[Earned units will vest and a payment date will be established after the certification of Fiscal [YEAR] results.
	•	You will have to maintain continuous employment to through the Certification Date in order to vest.]

Certain Terms and Conditions

Adjustment

Upon the occurrence of a change in capitalization as described in Section 3(c) of the Plan, the Committee shall, in its sole and absolute discretion, make adjustments in the number and kind of shares of stock that may be issued under the Award.

Withholding

Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto or the Grantee may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld upon which is hereby authorized by the Committee.

Termination of Employment

In General. Except as otherwise provided herein or in a written employment agreement between the Company and the Grantee, upon the termination of the Grantee's employment with the Company for any reason prior to the applicable vesting date set forth in Section 1 above, (1) any and all shares of Restricted Stock that had not yet vested shall be immediately forfeited by the Grantee and (2) the Performance Units shall also be immediately forfeited by the Grantee.

Termination for Cause. If the Grantee's employment with the Company terminates for Cause, then all outstanding shares of Restricted Stock and all outstanding Performance Units shall be immediately forfeited by the Grantee. "Cause" shall have the meaning ascribed to such term in the Grantee's individual employment, severance or other agreement with the Company or, if the Grantee is not party to such an agreement, "Cause" shall mean conduct that is detrimental to the Company.

Change in Control. Upon the occurrence of a Change in Control, this Award shall be subject to Section 14 of the Plan. Notwithstanding anything in the Plan or this Award Agreement to the contrary, upon a Qualifying Termination within twenty-four (24) months following a Change in Control, the Grantee will vest in a number of Performance Units equal to the product of (x) the number of Performance Units subject to this Award assuming the target level of performance, multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the first day of the performance period through and including the date of the Qualifying Termination, and the denominator of which is the total number of days in the performance period.

Entire Agreement; Governing Law

The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Grantee. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

No Guarantee of Continued Service

The Grantee acknowledges and agrees that this Award Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee for any period and shall not interfere with the Grantee's right or the Company's right to terminate the Grantee's employment at any time, with or without Cause.

Successors and Assigns

The terms of this Award Agreement shall be binding upon the Grantee and upon the Grantee's heirs, executors, administrators, personal representatives, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

The Grantee and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Grantee has reviewed the Plan and this Award Agreement and fully understands all provisions of the Plan and Award Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement.

Restrictive Covenants

You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, and any other written restrictive covenants and confidentiality agreements set forth in the Company’s equity plan and award agreements provided to you thereunder, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

Clawback

Notwithstanding any other provisions in this Agreement or the Plan, this Award is subject to recovery under any law, government regulation, stock exchange listing requirement or pursuant to the policy adopted and maintained by the Company from time to time, as approved by the Board, and will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy.

Plan Information and Required Disclosures for Plan Participants

A copy of the Rite Aid Corporation 2020 Omnibus Equity Plan and the Plan Prospectus can be accessed through your E*Trade account. You can request a copy of the Plan Prospectus at no charge from the Plan Administrator, at 30 Hunter Lane, Camp Hill, PA 17011.

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